EXHIBIT 99.1

OHA Investment Corporation Announces Third Quarter 2018 Results

NEW YORK, Nov. 14, 2018 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ: OHAI) (the “Company”) today announced its financial results for the quarter ended September 30, 2018. Management will discuss the Company's results summarized below on a conference call on Thursday, November 15, 2018, at 10:00 a.m. (Eastern Time).

Summary results for the quarter ended September 30, 2018:
Total investment income:  $1.9 million, or $0.09 per share
Net investment income:  $0.1 million, or $0.00 per share
Net realized and unrealized losses:  $(6.0) million, or $(0.30) per share
Net asset value:  $43.4 million, or $2.15 per share
New portfolio investments added during the quarter:  $4.1 million (par value)
Fair value of portfolio investments:  $69.1 million
Investment in OCI's Subordinated Note written down $0.39 per share

Portfolio Activity
The fair value of our investment portfolio was $69.1 million at September 30, 2018, decreasing 6% compared to June 30, 2018, primarily driven by the write-down of our investment in OCI's subordinated note, a legacy non-energy portfolio company, from $18.0 million to $10.9 million. In the third quarter of 2018, the Company added investments in two new portfolio companies and an add-on to an existing OHA investment, totaling $4.1 million, and had realizations of $1.9 million. The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 10.1% and 11.8%, respectively, as of September 30, 2018.

In July 2018, we purchased $1.7 million of second lien term loan in Hayward Industries, Inc. adding to our $1.4 million position which was previously acquired in July 2017. The $1.7 million of Hayward second lien term loan was purchased at a 0.625% premium to par, earns interest payable in cash at a rate of Libor+8.25%, and matures in August 2025.  Subsequent to this purchase, Hayward redeemed $0.8 million of our second lien term loan at par, plus a 1% call premium.

In August 2018, we purchased $0.4 million of second lien term loan in NAVEX Global, Inc., a provider of a comprehensive ethics and compliance software platform. The NAVEX second lien term loan was purchased at a 1.0% discount to par, earns interest payable in cash at a rate of Libor+7.00%, and matures in September 2026.

Also in August 2018, we purchased $2.0 million of second lien term loan in CentralSquare Technologies, a provider of software and services for public, government, and nonprofit agencies. The CentralSquare second lien term loan was purchased at a 2.57% discount to par, earns interest payable in cash at a rate of Libor+7.50%, and matures in August 2026.

We now consider the ATP Litigation matter resolved in our favor. The deadline for the Statutory Lien Claimants to file a petition for certiorari with the United States Supreme Court was September 4, 2018. No appeal was filed. Accordingly, we consider the matter concluded and the Fifth Circuit's decision final.

Operating Results
Investment income totaled $1.9 million for the third quarter of 2018, decreasing 31% compared to $2.8 million in the corresponding quarter of 2017. The decrease in investment income is primarily due to reserving $828 thousand of paid-in-kind interest income related to our investment in OCI's subordinated note in the quarter.

Operating expenses for the third quarter of 2018 were $1.8 million, a decrease of $0.6 million, or 24%, compared to operating expenses for the third quarter of 2017. Interest expense and bank fees decreased by 24% to $0.8 million from $1.0 million compared to the same period in the prior year largely due to a lower average balance outstanding on our Credit Facility and lower amortization of debt issuance costs. Management fees decreased by 10% to $397 thousand from $440 thousand due to lower base management fees as a result of a lower average asset base subject to the base management fee. Professional fees decreased by 36% to $254 thousand from $394 thousand primarily due to lower legal and audit related expenses. Other general and administrative expenses decreased by 16% to $344 thousand from $410 thousand compared to same quarter prior year.

The resulting net investment income was $56 thousand or $0.00 per share, for the third quarter of 2018, compared to $323 thousand, or $0.02 per share, for the third quarter of 2017.

We recorded net realized and unrealized loss on investments totaling $(6.0) million or $(0.30) per share, for the third quarter of 2018, compared to net realized and unrealized loss of $(8.5) million, or $(0.42) per share, for the third quarter of 2017. In the third quarter of 2018 we wrote down our investment in OCI's subordinated note, a legacy non-energy portfolio company, to $10.9 million at September 30, 2018, resulting in an unrealized loss of $0.39 per share.

Overall, we experienced a net decrease in net assets resulting from operations of $(5.9) million, or $(0.29) per share, for the third quarter of 2018. After declaring a quarterly distribution during the period of $0.02 per share, our net asset value decreased 13% from $2.46 per share as of June 30, 2018 to $2.15 per share as of September 30, 2018.

Liquidity and Capital Resources
On September 7, 2018 we entered into an amendment to extend the maturity date of the MidCap Credit Facility to September 9, 2019, which can be extended for an additional six-month period at the Company's option. In connection with the extension, the Company made a repayment of principal of $7.0 million, reducing the principal amount outstanding on the Credit Facility to $29.0 million. The $7.0 million principal repayment is available to the Company to be re-borrowed as a delayed draw term loan, which is committed until September 9, 2019. In addition, the interest rate for the borrowings under the Credit Facility was reduced to Libor plus 4.95% for Eurodollar Loans and prime plus 3.95% for Base Rate Loans. Certain financial covenants were also amended.

At September 30, 2018, we had cash and cash equivalents totaling $3.7 million, with $7.0 million available under our delayed draw term loan.

Review of Strategic Alternatives
As previously announced, OHAI’s Board of Directors continues to explore a variety of options that could provide more scale to OHAI. These options could include, among other things, raising additional capital, a merger or joint venture with another party, the acquisition of existing investment portfolios, or other strategic transactions. To assist OHAI in this process, the Board has retained Keefe, Bruyette & Woods, Inc. ("KBW") as its financial advisor and investment banker. While we are actively working with KBW to explore these options and committed to taking actions that we believe will maximize shareholder value, there is no assurance that the Company will execute on any of them. No specific timetable or formal process has been set and OHAI does not expect to comment further or periodically provide updates to the market with additional information unless and until the Company’s Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate or necessary.

Webcast / Conference Call at 10:00 a.m. Eastern Time on November 15, 2018
We invite all interested persons to participate in our conference call on Thursday, November 15, 2018, at 10:00 a.m. (Eastern Time). The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Conference ID is 2288127. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Investments in portfolio securities at fair value
Affiliate investments (cost: $26,028 and $23,263, respectively)	$10,880	$18,179
Non-affiliate investments (cost: $81,670 and $132,429, respectively)	58,209	46,751
Total portfolio investments (cost: $107,698 and $155,692, respectively)	69,089	64,930
Investments in U.S. Treasury Bills at fair value (cost: $21,993 and $19,994, respectively)	21,993	19,994
Total investments	91,082	84,924
Cash and cash equivalents	3,718	19,939
Accounts receivable and other current assets	7	—
Interest receivable	405	632
Other prepaid assets	25	21
Deferred tax asset	593	632
Total current assets	4,748	21,224
Total assets	$95,830	$106,148

Liabilities
Current liabilities
Distributions payable	$403	$403
Accounts payable and accrued expenses	1,117	1,585
Due to affiliate	128	562
Management and incentive fees payable	397	426
Income taxes payable	44	24
Repurchase agreement	21,552	19,592
Short-term debt, net of debt issuance costs	—	35,785
Total current liabilities	23,641	58,377
Long-term debt, net of debt issuance costs	28,837	—
Total liabilities	52,478	58,377
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 and 20,172,392 shares issued and outstanding, respectively	20	20
Paid-in capital in excess of par	234,553	234,553
Total distributable earnings (loss)	(191,221)	(186,802)
Total net assets	43,352	47,771
Total liabilities and net assets	$95,830	$106,148
Net asset value per share	$2.15	$2.37

OHA INVESTMENT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Investment income:
Interest income:
Interest income	$1,819	$2,744	$6,572	$7,613
Money market interest	50	—	190	—
Other income	17	7	34	68
Total investment income	1,886	2,751	6,796	7,681
Operating expenses:
Interest expense and bank fees	767	1,012	2,391	2,970
Management fees	397	440	1,181	1,506
Incentive fees	6	104	6	104
Costs related to strategic alternatives review	—	—	75	—
Professional fees	254	394	1,206	1,066
Other general and administrative expenses	344	410	1,086	1,169
Director fees	61	61	184	184
Total operating expenses	1,829	2,421	6,129	6,999
Waived incentive fees	(6)	—	(6)	—
Income tax provision, net	7	7	45	21
Net investment income	56	323	628	661

Net realized capital gain (loss) on investments, net of tax	—	1,004	(55,952)	(11,560)
Total net realized capital gain (loss) on investments	3	1,004	(55,991)	(11,560)

Net unrealized appreciation (depreciation) on investments, net of tax	(6,008)	(9,512)	52,154	(21,273)
Total net unrealized appreciation (depreciation) on investments	(6,008)	(9,512)	52,154	(21,273)

Net decrease in net assets resulting from operations	$(5,949)	$(8,185)	$(3,209)	$(32,172)

Net decrease in net assets resulting from operations per common share	$(0.29)	$(0.40)	$(0.16)	$(1.59)

Distributions declared per common share	$0.02	$0.02	$0.06	$0.06
Weighted average shares outstanding - basic and diluted	20,172	20,172	20,172	20,172

Per Share Data
Net asset value, beginning of period	$2.46	$2.76	$2.37	$3.99

Net investment income	—	0.02	0.03	0.03
Net realized and unrealized loss on investments(1)	(0.29)	(0.42)	(0.19)	(1.62)
Net decrease in net assets resulting from operations	(0.29)	(0.40)	(0.16)	(1.59)
Distributions to common stockholders
Distributions from net investment income	(0.02)	(0.02)	(0.06)	(0.06)
Net decrease in net assets from distributions	(0.02)	(0.02)	(0.06)	(0.06)

Net asset value, end of period	$2.15	$2.34	$2.15	$2.34

(1)  May include a balancing amount necessary to reconcile the change in net asset value per share with other per share information presented due to rounding.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ: OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested over $5 billion in over 150 direct lending investments over the past 15+ years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price – Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy.Fielding@kekst.com
Aduke Thelwell – Aduke.Thelwell@kekst.com